EXHIBIT 11
                          BFC Financial Corporation
               Statement re: Computation of Per Share Earnings


The following table reconciles the numerators and denominators of the basic and diluted earnings per share computations for the three months ended March 31, 1998 and 1997 (in thousands, except per share data):

                                                              1998         1997
                                                              ----         ----
Basic Numerator:
Net income available for common
shareholders                                                 $  991        2,273
                                                             ======       ======

Basic Denominator
Weighted average shares outstanding                           7,949        7,906
                                                             ======       ======

Basic earnings per share                                     $ 0.13         0.28
                                                             ======       ======

Diluted Numerator:
Dilutive net income available  to
  common shareholders                                        $  991        2,273
                                                             ======       ======

Diluted Denominator
Basic weighted average shares outstanding                     7,949        7,906
Options                                                       1,303          607
                                                              -----       ------
Diluted weighted average shares
outstanding                                                   9,252        8,513
                                                             ======       ======

Diluted earnings per share                                   $ 0.11         0.26
                                                             ======       ======


The Company has two classes of common stock outstanding, the two-class method is not presented because the company's capital structure does not provide for different dividend rates or other preferences, other than voting rights, between the two classes.